Exhibit 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 2, 2003 of YouthStream Media Networks, Inc. and are in agreement with the statements contained in the second through fourth paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

New York, New York

July 2, 2003